Exhibit 3.7
Amended and Restated
Certificate of Formation of
AREP Boardwalk Properties LLC
     This Amended and Restated Certificate of Formation of AREP Boardwalk Properties LLC is being duly executed and filed in accordance with Section 18-208 of the Delaware Limited Liability Company Act by the undersigned, as an authorized person, for the purpose of amending and restating the Certificate of Formation of AREP Boardwalk Properties LLC originally filed with the Delaware Secretary of State on May 5, 2006 pursuant to the Delaware Limited Liability Company Act.
     The Certificate of Formation of AREP Boardwalk Properties LLC is amended and restated as follows:
     FIRST: The name of the limited liability company is AREP Boardwalk Properties LLC.
     SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
     IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation of AREP Boardwalk Properties LLC this 21 day of July, 2009.

/s/ Christopher K. Plant
Christopher K. Plant, Authorized Person